Exhibit 4.1

Incorporated Under the Laws of the State of Delaware on December 22, 2009

CANCER PREVENTION PHARMACEUTICALS, INC.

Common Stock

This Certifies That __________ is the record holder of ___________ Shares of the Common Stock of CANCER PREVENTION PHARMACEUTICALS, INC., a Delaware corporation, hereinafter designated the “Corporation,” transferable only on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed or assigned.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation and upon holders thereof as established by the Certificate of Incorporation or by any Certificate of Designation of Preferences, and the number of shares constituting each series and the designations thereof, may be obtained by any stockholder upon request and without charge at the principal office of the Corporation.

In Witness Whereof, the Corporation has caused this Certificate to be signed by its duly authorized officers this ___ day of _____, ____.

Secretary	President